Exhibit 99.1

Columbia Property Trust Expands Credit Facility, Extends Maturities, and Lowers Borrowing Costs

NEW YORK (Dec. 10, 2018) – Columbia Property Trust, Inc. (NYSE: CXP) has closed an amended and restated revolving credit and term loan agreement.  The credit agreement recasts the Company’s $800 million unsecured revolving credit and term loan facility and replaces it with a $950 million combined facility.

The unsecured revolving credit facility increased from $500 million to $650 million with a new maturity in January 2023.  It includes two six-month extension options and bears interest at a rate of 90 basis points over LIBOR based on current credit ratings, a 10 basis point improvement over the prior revolver.  The new $300 million unsecured term loan matures in January 2024 and bears interest at 100 basis points over LIBOR, also a 10 basis point improvement over our prior term loan.  The new term loan is currently undrawn and includes a delayed-draw feature allowing Columbia up to 12 months to fully draw the term loan.

“We achieved strong execution, pricing and support for this financing from the 12 lenders in this syndication,” said Jim Fleming, Executive Vice President and Chief Financial Officer of Columbia Property Trust. “We were able to reduce our borrowing spreads, provide additional flexibility to execute our strategy, and eliminate any debt maturities before 2022.”

JPMorgan Chase Bank, N.A.; PNC Capital Markets LLC; U.S. Bank National Association; and Wells Fargo Securities LLC served as joint lead arrangers on the revolving credit facility, while SunTrust Robinson Humphrey, Inc.; Regions Capital Markets; and Bank of Montreal served as joint lead arrangers on the term loan.

About Columbia Property Trust
Columbia Property Trust (NYSE: CXP) creates value through owning, operating and developing Class-A office buildings in high-barrier U.S. office markets, primarily New York, San Francisco, and Washington D.C. Columbia is deeply experienced in transactions, asset management and repositioning, leasing, and property management. It employs these competencies to grow value across its high-quality, well-leased portfolio of 19 properties that contain nine million rentable square feet, as well as one property under development. Columbia has investment-grade ratings from both Moody’s and Standard & Poor’s. For more information, please visit www.columbia.reit.

Forward-Looking Statements:
Certain statements in this press release, including statements regarding future business operations, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to uncertainty and risks. Our actual results may differ materially from projections. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. Such forward-looking statements are based on current expectations and speak as of the date of such statements. We make no representations or warranties (express or implied) about the accuracy of, nor do we intend to publicly update or revise, any such forward-looking statements contained herein, whether as a result of new information, future events, or otherwise.

Media Contact:	Investor Relations Contact:
Bud Perrone	Matt Stover
T 212 843 8068	T 404 465 2227
E bperrone@rubenstein.com	E IR@columbia.reit